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                                                                    EXHIBIT 15.2

                  AWARENESS LETTER OF GEO. S. OLIVE & CO. LLC

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

  We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Central Newspapers, Inc. for the quarterly period ended March 31, 1996, as indicated in our report dated April 28, 1997; because we did not perform an audit, we expressed no opinion on that information.

  We are aware that our report referred to above, which was included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 1997 is incorporated by reference into the Company's Registration Statement on Form S-3 to be filed on or about April 30, 1997.

  We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours very truly,

/s/ Geo. S. Olive & Co. LLC

Geo. S. Olive & Co. LLC
Indianapolis, Indiana
April 29, 1997